Exhibit 10.1

AMENDMENT NO. 2 TO MANAGEMENT AGREEMENT

THIS AMENDMENT NO. 2 TO MANAGEMENT AGREEMENT is dated as of April 3, 2013 and is by and between Baltic Trading Limited, a Marshall Islands corporation (the “Company”), and Genco Shipping & Trading Limited, a Marshall Islands corporation (the “Manager”) .  Capitalized terms used but not defined herein shall have the respective meanings assigned to such terms in the Management Agreement.

WHEREAS, the parties hereto entered into an Management Agreement dated as of March 15, 2010, as amended by and Amendment No. 1 to Management Agreement (as so amended, the “Management Agreement”); and

WHEREAS, the parties hereto wish to amend and clarify certain provisions of the Management Agreement;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.   All references to “Change of Control” or “Change of Control of the Company” in Sections 1.1 and 10.4(c) are hereby replaced with “Company Change of Control”.

2.   The definition of “Commercial Management Services Fee” in Section 1.1 of the Management Agreement is hereby amended by replacing “Section 8.1” with “Schedule B.”

3.   The definition of “Other Financing Agreements” in Section 1.1 of the Management Agreement is hereby amended by replacing “Section 4.2(c)” with “Section 4.2(b)”.

4.   Section 4.4 of the Management Agreement is hereby amended and restated in its entirety as follows:

  4.4    Budgets and Corporate Planning.

     The Manager, in consultation with the President and the Chief Financial Officer, shall prepare and submit to the Board of Directors a draft budget for the each Fiscal Year in a format acceptable to the Board of Directors and generally used by the Manager.  The Board of Directors may request further details and submit written comments on the draft budget. If, after reviewing the draft budget, the Company does not agree with any term thereof, the Company shall give the Manager notice of such disagreements and terms within a reasonable period of time following receipt of the draft budget and a proposal for resolution of each such questioned item. The Company and the Manager shall endeavor to resolve any such differences between them with respect to the questioned items. In resolving any questioned item, the Company and the Manager shall consider, among other things, the Company’s obligations under any relevant Charters, Credit Facility, or Other Financing Agreement. The Manager shall use its commercially reasonable efforts to prepare and deliver to the Company promptly a revised budget satisfactory to the Board of Directors.  The Company acknowledges that the budget is only an estimate of the performance of the Vessels and the Manager makes no assurance, representation or warranty that the actual performance of the Vessels in the applicable Fiscal Year will correspond to the estimates contained in the budget for such Fiscal Year.

The Parties acknowledge that any projections contained in the budget are subject to and may be affected by changes in financial, economic and other conditions and circumstances beyond the control of the Parties.  The Manager may, from time to time, in any Fiscal Year propose amendments to the budget, in which event the Company shall have the right to approve the amendments in accordance with the process set out in this Section 4.4. Whenever, due to circumstances beyond the reasonable control of the Manager, emergency expenditures are required to ensure that any Vessels are operated and maintained as required under any applicable Charters, the Manager may make such emergency expenditures and reasonably request prompt reimbursement thereof, to the extent that such items are the responsibility of the Company, including pursuant to Sections 5.4 and 9.2, even if such expenditures are not included or reflected in the budget.

5.   Section 4.5(d) of the Management Agreement is hereby deleted in its entirety

6.   Section 4.6(a) of the Management Agreement is hereby amended and restated in its entirety as follows:

(a)    Administration by Manager.

The Manager shall oversee banking services for the Company and shall establish in the name of the Company an operating account, a retention account and such other accounts with such financial institutions as the Company may request. The Manager shall administer and manage all of the Company’s cash and accounts, including making any deposits and withdrawals reasonably necessary for the management of its business and day-to-day operations. The Manager shall promptly deposit all moneys payable to the Company and received by the Manager into a bank account held in the name of the Company.  No accounts established, administered, or managed pursuant to this Section 4.6(a) shall be accounts of the Manager, and the Manager shall have no property interest in any such accounts.  Any withdrawals made by the Manager from any such accounts shall be for the sole purpose of paying expenses of the Company and satisfying other obligations of the Company in accordance with this Agreement.

7.   Section 4.7 of the Management Agreement is hereby amended and restated in its entirety as follows:

4.7   [Intentionally omitted.]

8.   Section 5.3 of the Management Agreement is hereby amended by adding “(“Pre-delivery Purchases and Expenses”).” to the end thereof.

9.   Section 6.1 of the Management Agreement is hereby amended and restated in its entirety as follows:

     6.1    Manager’s Personnel.  The Manager shall provide the Management Services hereunder through the Manager’s Personnel and the Crew. The Manager shall be responsible for all aspects of the employment or other relationship of the Manager’s Personnel and Crew as required in order for the Manager to perform its obligations hereunder, including recruitment, training, staffing levels, compensation and benefits, supervision, discipline and discharge, and other terms and conditions of employment or contract. However, the Manager shall remain directly responsible and liable to the

Company to carry out all of its obligations under this Agreement, whether performed directly or subcontracted to another Person, and the Manager (and not the Company) shall be responsible for the compensation and reimbursement of all such other Persons.   Any changes to Manager’s Personnel having oversight of Manager’s performance of this Agreement shall be reasonably acceptable to the Company.

10.   Section 6.2(a) of the Management Agreement is hereby amended and restated in its entirety as follows:

(a)    Executive Officers.  The Manager shall regularly consult with the President and Chief Financial Officer as to the provision of Management Services and the Company’s Business. The Manager shall make available to the Company such executive officers to which the Company and the Manager or its Affiliates may agree, who shall assist in managing the day-to-day operations and affairs of the Company.  Any changes to any such executive officers made available to the Company shall be reasonably acceptable to the Company.  Notwithstanding the foregoing, the Company may employ directly any other officers or employees as it may deem necessary, and any such officers and employees will not be subject to this Agreement.

11.   Section 8.1 of the Management Agreement is hereby amended by adding “(“Costs and Expenses”)” to the end of the last sentence thereof.

12.   Section 10.3 is hereby amended by adding “by notice to the Manager” after “This Agreement may be terminated by the Company” in the preamble of such Section.

13.    Section 10.3(d) of the Management Agreement is hereby amended and restated in its entirety as follows:

(d)    if a Manager Change of Control occurs without the written consent of the Company in its sole discretion.  If the Manager has knowledge that a Manager Change of Control will occur, the Manager shall give prompt written notice thereof to the Company;

14.   Section 10.4 is hereby amended by adding “by notice to the Company” after “This Agreement may be terminated by the Manager” in the preamble of such Section.

15.    Section 10.5 of the Management Agreement is hereby amended by replacing “Sections 9, 10.6 and 12.4” with “Section 9, this Section 10.5, and Sections 11, 12.1, and 12.5 through 12.13” in subsection (e) thereof and adding the following subsection:

(c)           Intentionally omitted.

16.   Section 11.1 of the Management Agreement is hereby amended by replacing the parenthetical in clause (b)(ii) thereof with “(each of the foregoing being a “Dispute”).”

17.   Section 11.2 of the Management Agreement is hereby amended by deleting the second sentence of the first paragraph thereof and deleting the parenthetical in clause (c) thereof.

18.   Section 12.2 of the Management Agreement is hereby amended and restated in its entirety as follows:

12.2    Manager Change of Control.  A “Manager Change of Control” means  any of the following:

     (A)    the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Manager’s assets, except such a disposition to Peter C. Georgiopoulos or any of his Affiliates (collectively, the “PCG Group”);

     (B)    an order made for, or the adoption by the Manager’s board of directors of a plan of, liquidation or dissolution of the Manager;

     (C)    the consummation of any transaction (including any merger or consolidation) the result of which is that any “person” (as such term is used in Section 13(d)(3) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of 25% or more of the Manager’s Voting Securities (unless such “person” is a member of the PCG Group), measured by voting power rather than number of shares;

     (D)    if, at any time, the Manager becomes insolvent, admits in writing its inability to pay its debts as they become due, is adjudged bankrupt or declares bankruptcy or makes an assignment for the benefit of creditors, or makes a proposal or similar action under the bankruptcy, insolvency or other similar laws of any applicable jurisdiction or commences or consents to proceedings relating to it under any reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction;

     (E)    the consolidation of the Manager with, or the merger of the Manager with or into, any “person” (other than a member of the PCG Group), or the consolidation of any “person” (other than a member of the PCG Group) with, or the merger of any “person” (other than a member of the PCG Group) with or into, the Manager, in any such event pursuant to a transaction in which any of the Manager’s common stock outstanding immediately prior to such transaction are converted into or exchanged for cash, securities or other property or receive a payment of cash, securities or other property, other than any such transaction where the Manager’s Voting Securities outstanding immediately prior to such transaction are converted into or exchanged for Voting Securities of the surviving or transferee “person” constituting a majority (measured by voting power rather than number of shares) of the outstanding Voting Securities of such surviving or transferee “person” immediately after giving effect to such issuance;

     (F)    the replacement of a majority of the directors on the board of directors of the Manager over a two-year period from the directors who constituted the board of directors of the Manager at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the board of directors of the Manager then still in office who either were members of such board of directors at the beginning of such period or whose election as a member of such board of directors was previously so approved; or

     (G)    the Manager’s common stock ceases to be traded on the New York Stock Exchange or any other internationally recognized stock exchange.

19.   Section 12.3 of the Management Agreement is hereby amended by replacing clause (a) thereof with the following:

(a)           Intentionally omitted.

20.   Schedule B of the Management Agreement is hereby amended by replacing “Commercial services fee” with “Commercial Management Services Fee”.

21.   Except as amended hereby, the Management Agreement remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 2 to Management Agreement as of the date first set forth above.

BALTIC TRADING LIMITED		GENCO SHIPPING & TRADING LIMITED

By:	/s/ John C. Wobensmith	By:	/s/ Robert Gerald Buchanan
Name:	John C. Wobensmith	Name:	Robert Gerald Buchanan
Title:	President and Chief Financial Officer	Title:	President